Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lennox International Inc. (the “Company”) of our reports dated March 15, 2005, with respect to the consolidated financial statements and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting, as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
/s/ KPMG LLP
Dallas, Texas
August 15, 2005